UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 31, 2008

TISSERA, INC.
(Exact name of registrant as specified in charter)

Washington	0-32801	91-2034750
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Maskit 8, 4th floor, Herzlia	46733 Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972-36344107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a material definitive agreement.

As previously reported, on December 23, 2004, Dr. Vicki Rabenou, Tissera, Inc.’s (the “Company”) former CEO, filed a civil claim in Israel against the Company claiming payment of NIS 564,140 (approximately $128,000, at that time) allegedly owed to her pursuant to the terms of her employment agreement. The Company filed a letter of defense against this claim and filed a counterclaim against Dr. Rabenou in the amount of NIS 9,405,491 (approximately $2,150,000, at that time).

On March 31, 2008, Dr. Rabenou and the Company reached a Settlement Agreement (the “Agreement”), as approved by the Israeli court. Pursuant to the terms of the Agreement, Dr. Rabenou shall pay all taxes and related costs owed in the United States and Israel in connection with her profits deriving from the exercise of certain options granted to Rabenou by the Company. The Company shall provide Dr. Rabenou with a Form W-2 for the 2004 evidencing any tax payments made by the Company in connection with Dr. Rabenou’s exercise of options.

Moreover, the reported bonus to Dr. Rabenou in the amount of $110,000, which was previously cancelled by the Company’s board of directors, will be re-approved. Any applicable taxes related to such bonus, in excess of the amount of $26,229, which was already paid by the company to the tax authorities in the USA, shall be bourn by and shall be the sole responsibility of Dr. Rabenou.

Additionally, within 45 days of the Israeli court’s approval of the Agreement, Dr. Rabenou is obligated to provide the Company with documents from her accountant evidencing that her tax reporting in connection with the exercise of her options, was duly filed, both in the United States and in Israel.

Within 14 days of the Israeli court’s approval of the Agreement, Dr. Rabenou shall pay the Company $62,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TISSERA, INC.

Date: April 15, 2008	/s/Amos Eiran
Amos Eiran
Chief Executive Officer